Exhibit 19.1
AMERIS BANCORP
INSIDER TRADING POLICY

        Ameris Bancorp (“ABCB” or the “Company”) is a public company. Our common stock is traded on the New York Stock Exchange, and we file periodic reports and proxy statements with the Securities and Exchange Commission. Although investment by our directors, officers and employees in ABCB stock is generally desirable and encouraged, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by “insiders” for their own profit.

        You have the responsibility not to participate in the market for ABCB securities (which includes, but is not limited to, our common stock, options to purchase our common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures and warrants) while in possession of material, non-public (i.e., “inside”) information about the Company. “Material” information is information that has market significance; that is, the public dissemination of the information is likely to affect the market price of securities, or a reasonable investor might consider the information to be important in deciding whether to buy, sell or hold securities. Examples of information that may be material include: financial results or forecasts; a significant proposed acquisition or sale of a business; a stock split; significant litigation or regulatory actions; changes in customary earnings trends or dividend policy; a stock or debt offering; a significant change in management; or cybersecurity risks and incidents, including vulnerabilities and breaches.

Information is “non-public” until at least one full trading day has elapsed after public disclosure of the information. One full trading day following public disclosure has elapsed when, after we have made public disclosure, trading in Company securities has opened and then closed. Public disclosure occurs when information has been disseminated in a manner designed to reach investors generally, such as inclusion in a press release issued by ABCB, disclosure during an ABCB conference call to which the general public has been invited to participate or inclusion in our public filings with the Securities and Exchange Commission.

There are harsh civil and criminal penalties if you wrongly obtain or use such material, non-public information when you are deciding whether to buy or sell securities or if you give that information to another person who uses it in buying or selling securities (i.e., “tipping”). If you do buy or sell securities while in possession of material, non-public information, you will not only have to pay back any money you made, but you could be found guilty of criminal charges and face substantial fines or even prison. Additionally, ABCB could be held liable for your violations of insider trading laws. Also, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material, non-public information. Tippers can be subject to the same penalties and sanctions as the tippees even if they do not profit from the transactions.

        In order to avoid these harsh consequences, ABCB has adopted the following rules with respect to insider trading. Failure to adhere to these rules will result in serious consequences and may result in your termination of service or employment.

Rules Applicable to All Directors, Officers

and Employees of the Company and its Subsidiaries

1.You must comply with all laws applicable to the trading of Company securities.

2.You may not buy or sell ABCB securities at any time that you possess material, non-public information relating to the Company.

3.You may not buy or sell securities of any other issuer if at the time of such purchase or sale you possess material, non-public information relating to such issuer, including any information you may have obtained during the course of your employment with ABCB.

4.You may not, directly or indirectly, (i) engage in “tipping” material, non-public information concerning the Company to anyone or (ii) communicate material, non-public information concerning ABCB to anyone outside the Company or otherwise unless such communication is appropriate under the circumstances and has been properly authorized and unless the person receiving the information has agreed, in writing if appropriate, to keep such information confidential. Persons with whom you have a history, pattern or practice of sharing confidences – such as family members, close friends and financial and personal counselors – may be presumed to act on the basis of information known to you; special care should be taken so that inside information is not disclosed to such persons.

5.You may not permit any member of your family, or any entity over which you exercise control, to engage in any of the activities described in paragraphs 1 through 4 above, and each such family member and entity shall comply with all applicable Special Rules set forth below. “Family members” include any spouse, parent, child or sibling, and anyone else sharing a home with you.

6.You are responsible for ensuring that you are in compliance with this Insider Trading Policy before engaging in any transaction involving Company securities.

7.You are strongly discouraged from buying or selling put options, call options or other derivatives of Company securities.

8.You may not “sell short” ABCB securities, or engage in any other type of transaction where you will earn a profit based on a decline in the Company’s stock price, or otherwise enter into any hedging or similar arrangement with respect to Company securities.

9.Even if you have material, non-public information about ABCB, you, nonetheless, may: (i) exercise ABCB stock options for cash (but may not sell the option shares received upon the exercise); (ii) invest 401(k) plan contributions in Company securities in accordance with the terms of the Company’s 401(k) plan (although any change in your investment election regarding Company securities is subject to trading restrictions under this Insider Trading Policy); and (iii) buy shares under ABCB’s Employee Stock Purchase Plan (although electing to enroll, making any change in your election and selling any Company securities acquired under the Employee Stock Purchase Plan are subject to trading restrictions under this Insider Trading Policy).

Blackout Periods Applicable to

All Covered Persons

        Quarterly Blackout Periods. In addition to the rules to which all directors, officers and employees of ABCB and its subsidiaries are subject as set forth above, no “Covered Person” may purchase or sell any Company securities during the period beginning on the 15th day of the last month of each fiscal quarter and ending at the close of trading on the first full trading day following the public release of the Company’s financial results.

For purposes of this Insider Trading Policy, “Covered Persons” include (i) all directors of the Company, (ii) all executive officers of the Company (together with the directors, “Company Insiders”), (iii) each other officer of the Company or a subsidiary who is in charge of a principal business unit, division or function or who performs a policy-making function for the Company, and (iv) each employee of the accounting department of the Company or a subsidiary having the title of Vice President or higher. The Company may from time to time designate certain other employees of the Company or its subsidiaries as “Covered Persons” because of their position, responsibilities or actual or potential access to material information. The Company will maintain a list of all Company Insiders and Covered Persons by name and title.

        Other Blackout Periods. From time to time, other types of material, non-public information regarding the Company (such as negotiation of proposed acquisitions or dispositions) may be pending and not be publicly disclosed. While such material, non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in Company securities. If the Company imposes a special blackout period, it will notify all affected Covered Persons.

        Rule 10b5-1 Plan Exception. Notwithstanding the foregoing, the blackout period trading restrictions under this Insider Trading Policy do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that: (i) has been pre-cleared in advance by the Chief Legal Officer (or in such officer’s absence, another officer designated by the Chief Legal Officer), and which has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance; (ii) provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B) and described below, and no trades occur until after that time; (iii) was entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person was not in possession of material non-public information about the Company (and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect); (iv) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company, or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions or other formula(s) describing such transactions; and (v) is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)). No Approved 10b5-1 Plan may be adopted during a blackout period.

The appropriate cooling-off period for purposes of clause (ii) above will vary based on the status of the Covered Person and will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan. For directors and officers, the cooling-off period ends on the later of (x) 90 days after adoption or certain modifications of the 10b5-1 plan, and (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan.

Covered Persons considering entering into, modifying or terminating an Approved 10b5-1 Plan, or having any questions regarding Approved 10b5-1 Plans, should contact the Chief Legal Officer. Covered Persons should consult their own legal and tax advisors before entering into, modifying or terminating an Approved 10b5-1 Plan.

Pre-Clearance and Other Rules Applicable to

Only Company Insiders

        In addition to the rules to which all directors, officers and employees of ABCB and its subsidiaries are subject as set forth above, as well as those set forth above to which Covered Persons are also subject, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company securities without first notifying the Chief Legal Officer to obtain clearance of the transaction, except that pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period.

Unless you are a Company Insider, you are not required to pre-clear your trades in Company securities. However, to assist with trading compliance, pre-clearing is available to all those subject to this Insider Trading Policy.

Immediately following the completion of any transaction which is cleared, the Company Insider must notify the Corporate Secretary’s office of the date, quantity, price and nature of the transaction. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Corporate Secretary’s office.

Any Company Insider who purchases or sells Company securities generally may not engage in an “opposite-way” transaction in any Company securities of the same class for at least six months after such purchase or sell.

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